Exhibit 10.55

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

Amended and Restated Employment Agreement (“Agreement”) made effective as of the 15th day of December 2011, by and between Sangamo BioSciences, Inc., a Delaware corporation (the “Company”), and H. Ward Wolff (“Executive”).

R E C I T A L S

A. The Company and Executive previously entered into an Employment Agreement, dated November 30, 2007, as amended and restated effective as of December 31, 2008 (the “Original Agreement”).

B. Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), places certain restrictions, among other things, as to the timing of distributions from nonqualified deferred compensation plans and arrangements; and

C. The Executive and the Board of Directors of the Company desire to amend the terms and conditions of the Original Agreement to take advantage of the relief and guidance contained in Internal Revenue Service Notice 2010-80 with respect to payments at separation from service subject to the requirement to submit a release of claims, so as to bring those terms and conditions into documentary compliance with Section 409A of the Code and the final Treasury Regulations thereunder and to continue Employee’s employment with the Company upon the amended and restated terms and conditions set forth herein.

NOW, THEREFORE, the parties agree that the Original Agreement is amended and restated as follows:

1. Position.

The Board has elected Executive to the full-time position of Executive Vice President and Chief Financial Officer of the Company and Executive has accepted this position.

2. Compensation.

Executive will be paid as compensation for his services a base salary at the annual rate of $375,000 (which shall increase to an annual rate of $390,000 commencing on January 1, 2012), or such higher rate as the Board may determine from time to time. The salary shall be payable in accordance with the standard payroll procedures of the Company. The annual compensation specified in this Section 2, together with any increases in such compensation that may be granted from time to time, is referred to in this Agreement as “base salary.”

3. Annual Performance Bonus.

Executive shall be eligible to receive a bonus of up to 40% of his base salary for his performance each calendar year. This bonus shall be paid not later than February 28 of the year following the year for which it is being paid based upon the achievement of certain individual and Company performance criteria as agreed upon by the Board and Executive. The determination of Executive’s performance in relation to the performance criteria and the amount of the bonus shall be in the sole discretion of the Board.

4. Benefits.

Executive will be entitled to the employee benefits generally provided to other executive officers of the Company.

5. Equity.

(a) The Board (or a committee of the Board) previously granted Executive a stock option to purchase 300,000 shares of the Company’s Common Stock at the fair market value on the date of grant (“Option”) and 100,000 restricted stock units (“Restricted Stock Units”) under the Company’s 2004 Stock Incentive Plan (“Plan”). The Option is evidenced by a standard stock option agreement and the Restricted Stock Units are evidenced by a standard restricted stock units agreement and are subject to the terms and conditions of those agreements and the Plan, with one-quarter of the Option shares and Restricted Stock Units vesting 12 months from the date of grant and the remainder vesting in equal monthly installments for 36 months thereafter, provided Executive remains a full-time employee during those time periods. Vesting of the Option, Restricted Stock Units and any subsequent equity grants will cease upon termination of Executive’s employment by either party for any reason provided, however, in the event of the termination of Executive’s employment by the Company without “Cause” (as hereafter defined) or by Executive for “Good Reason” (as hereafter defined), in either case, within 12 months of the Change in Control (as hereafter defined), Executive shall vest in full with respect to the Option, Restricted Stock Units and any other equity incentive award then held by Executive.

(b) For purposes of the foregoing:

Change in Control shall mean a change in ownership or control of the Company effected through any of the following transactions:

(i) a merger, consolidation or other reorganization approved by the Company’s stockholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction,

(ii) a stockholder-approved sale, transfer or other disposition of all or substantially all of the Company’s assets in complete liquidation or dissolution of the Company, or

(iii) the closing of any transaction or series of related transactions pursuant to which any person or any group of persons comprising a “group” within the meaning of Rule 13d-5(b)(1) of the 1934 Act (other than the Company or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, the Company) becomes directly or indirectly the beneficial owner

(within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing (or convertible into or exercisable for securities possessing) more than fifty percent (50%) of the total combined voting power of the Company’s securities (as measured in terms of the power to vote with respect to the election of Board members) outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from the Company or the acquisition of outstanding securities held by one or more of the Company’s existing stockholders.

(d) In the event of any conflict with the terms of the stock option agreement or restricted stock unit agreement or the Plan, and this Agreement, this Agreement will control.

6. Employment Period.

Executive’s employment with the Company pursuant to this Agreement shall commence upon execution of this Agreement and shall continue until terminated by either party (“Employment Period”). Executive’s employment may be terminated by either party upon thirty (30) days written notice to the other party. Upon such termination, Executive will be entitled to the severance benefits described herein.

7. Severance Benefits.

(a) If Executive’s employment is terminated by the Company for Cause, or by Executive without Good Reason, or upon Executive’s death, then Executive will receive his unpaid salary and benefits (including accrued, but unused vacation time) earned up to the effective date of his termination and nothing else.

(b) If Executive incurs a Separation from Service (as hereafter defined) because his employment is reduced or terminated by the Company without “Cause” or by Executive with “Good Reason” in either case within twelve (12) months following a Change in Control, Executive will be entitled to receive the following benefits:

(i) The Company shall immediately pay to Executive the amounts described in Section 7(a) above.

(ii) The Company shall pay in cash an amount equal to (A) Executive’s annual base salary then in effect plus (B) Executive’s target bonus for the year in which the termination occurs as a severance payment. Such severance payment shall be paid over a twelve (12) month period in a series of successive equal installments. The first such payment shall be made within the sixty (60)-day period measured from the date of the Executive’s Separation from Service (as hereafter defined) as a result of a reduction or termination specified in this Section 7(b), provided that the General Release has been delivered by Executive pursuant to Section 7(f) below and is effective and enforceable following the expiration of the maximum review and revocation periods applicable to that release under law. However, should such sixty (60)-day period span two (2) taxable years, then the first such payment shall be made during the portion of that sixty (60)-day period that occurs in the second taxable year. The remaining installments shall be made in accordance with the Company’s regular payroll schedule for its salaried employees. The severance payments under this Section 7(b) shall be treated as a right to a series of separate payments for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(iii) Provided the Executive and his eligible dependents elect to continue medical care coverage under the Company’s group health care plan pursuant to their COBRA rights following such termination of employment, the Company shall reimburse the Executive for the costs the Executive incurs to obtain such continued coverage (collectively, the “Coverage Costs”) until the earlier of (a) the expiration of the twelve (12)-month period measured from the first day of the month following such termination of employment or (b) the first date on which the Executive and his eligible dependents are covered under another employer’s health benefit program without exclusion for any pre-existing medical condition. During the COBRA continuation period, such coverage shall be obtained under the Company’s group health care plans. Following the completion of the applicable COBRA continuation period, such coverage shall continue under the Company’s group health plans or one or more other plans providing equivalent coverage. In order to obtain reimbursement for the Coverage Costs under the applicable plan or plans, the Executive must submit appropriate evidence to the Company of each periodic payment within sixty (60) days after the required payment date for those Coverage Costs, and the Company shall within thirty (30) days after such submission reimburse the Executive for that payment. To the extent the Executive incurs any other medical care expenses reimbursable pursuant to the coverage obtained hereunder, the Executive shall submit appropriate evidence of each such expense to the applicable plan administrator within sixty (60) days after incurrence of that expense and shall receive reimbursement of the documented expense within thirty (30) days after such submission or after any additional period that may be required to perfect the claim. During the period such medical care coverage remains in effect hereunder, the following provisions shall govern the arrangement: (a) the amount of Coverage Costs or other medical care expenses eligible for reimbursement in any one calendar year of such coverage shall not affect the amount of Coverage Costs or other medical care expenses eligible for reimbursement in any other calendar year for which such reimbursement is to be provided hereunder; (ii) no Coverage Costs or other medical care expenses shall be reimbursed after the close of the calendar year following the calendar year in which those Coverage Costs or expenses were incurred; and (iii) the Employee’s right to the reimbursement of such Coverage Costs or other medical care expenses cannot be liquidated or exchanged for any other benefit. To the extent the reimbursed Coverage Costs are treated as taxable income to the Executive the Company shall report the reimbursement as taxable W-2 wages and collect the applicable withholding taxes, and the resulting tax liability shall be the Executive’s sole responsibility. Any additional health care coverage to which the Executive and his dependents may be entitled under COBRA following the period for which the Executive is entitled to the reimbursement of Coverage Costs hereunder shall be at the sole cost and expense of the Executive’s and/or his dependents.

(c) If Executive’s employment is terminated by the Company without “Cause” or by Executive with “Good Reason” in the absence of a Change in Control or more than twelve (12) months after a Change in Control, Executive will be entitled to receive the following benefits:

(i) The Company shall immediately pay to Executive the amounts described in Section 7(a) above.

(ii) The Company shall pay in cash an amount equal to Executive’s annual base salary then in effect as a severance payment. Such severance payment will be paid over a twelve (12) month period in a series of successive equal installments. The first such payment shall be made within the sixty (60)-day period measured from the date of the Executive’s Separation from Service (as hereafter defined) as a result of a termination specified in this Section 7(c), provided that the General Release has been delivered by Executive pursuant to Section 7(f) below and is effective and enforceable following the expiration of the maximum review and revocation periods applicable to that release under law. However, should such sixty (60)-day period span two (2) taxable years, then the first such payment shall be made during the portion of that sixty (60)-day period that occurs in the second taxable year. The remaining installments shall be made in accordance with the Company’s regular payroll schedule for its salaried employees. The severance payments under this Section 7(c) shall be treated as a right to a series of separate payments for purposes of Section 409A of the Code.

(iii) Provided the Executive and his eligible dependents elect to continue medical care coverage under the Company’s group health care plan pursuant to their COBRA rights following such termination of employment, the Company shall reimburse the Executive for the costs the Executive incurs to obtain such continued coverage (collectively, the “Coverage Costs”) until the earlier of (a) the expiration of the twelve (12)-month period measured from the first day of the month following such termination of employment or (b) the first date on which the Executive and his eligible dependents are covered under another employer’s health benefit program without exclusion for any pre-existing medical condition. During the COBRA continuation period, such coverage shall be obtained under the Company’s group health care plans. Following the completion of the applicable COBRA continuation period, such coverage shall continue under the Company’s group health plans or one or more other plans providing equivalent coverage. In order to obtain reimbursement for the Coverage Costs under the applicable plan or plans, the Executive must submit appropriate evidence to the Company of each periodic payment within sixty (60) days after the required payment date for those Coverage Costs, and the Company shall within thirty (30) days after such submission reimburse the Executive for that payment. To the extent the Executive incurs any other medical care expenses reimbursable pursuant to the coverage obtained hereunder, the Executive shall submit appropriate evidence of each such expense to the applicable plan administrator within sixty (60) days after incurrence of that expense and shall receive reimbursement of the documented expense within thirty (30) days after such submission or after any additional period that may be required to perfect the claim. During the period such medical care coverage remains in effect hereunder, the following provisions shall govern the arrangement: (a) the amount of Coverage Costs or other medical care expenses eligible for reimbursement in any one calendar year of such coverage shall not affect the amount of Coverage Costs or other medical care expenses eligible for reimbursement in any other calendar year for which such reimbursement is to be provided hereunder; (ii) no Coverage Costs or other medical care expenses shall be reimbursed after the close of the calendar year following the calendar year in which those Coverage Costs or expenses were incurred; and (iii) the Employee’s right to the reimbursement of such Coverage Costs or other medical care expenses cannot be liquidated or exchanged for any other benefit. To the extent the reimbursed Coverage Costs are treated as taxable income to the Executive the Company shall report the reimbursement as taxable W-2 wages and collect the applicable withholding taxes, and the resulting tax liability shall be the Executive’s sole responsibility. Any additional health care coverage to which the Executive and his dependents may be entitled under COBRA following the period for which the Executive is entitled to the reimbursement of Coverage Costs hereunder shall be at the sole cost and expense of the Executive’s and/or his dependents.

(d) For purposes of this Agreement, “Cause” shall be defined as:

(i) commission of a felony or any other crime against or involving the Company;

(ii) an act of fraud, dishonesty or misappropriation committed by Executive with respect to the Company;

(iii) willful or reckless misconduct by Executive that materially affects the Company or any of its officers, directors, employees, clients, partners, insurers, subsidiaries, parents, or affiliates;

(iv) a material breach of this Agreement or the Proprietary Information and Assignment of Inventions Agreement between Executive and the Company (“Proprietary Information Agreement”).

The foregoing is an exclusive list of the acts or omissions that shall be considered “Cause” for the termination of Executive’s employment.

(e) For purposes of this Agreement, “Good Reason” shall be defined as one or more of the following conditions arising without Executive’s written consent:

(i) a material diminution in Executive’s base salary or material reduction of the bonus opportunity provided in Section 3; or

(ii) a material relocation of Executive’s principal place of business, with a relocation of more than fifty (50) miles to be deemed material for such purposes; or

(iii) a material breach of this Agreement by the Company.

In order for a termination of employment to be for Good Reason, Executive must provide written notice to the Board of the existence of one or more conditions described above and his intent to resign for Good Reason hereunder within a period not to exceed thirty (30) days of his knowledge of the initial existence of the condition. Following his providing this notice, the Company shall be provided a period of at least thirty (30) days during which to remedy the condition. Executive shall continue to receive the compensation and benefits provided by this Agreement during the cure period and if the condition is not cured at the end of such period Executive’s employment shall cease and Executive will become entitled to the severance benefits described above. If the condition is cured, Executive shall not be deemed to have “Good Reason” to terminate his employment.

(f) Notwithstanding the foregoing, in order to receive any severance payments or benefits under this Section 7, Executive must first execute and deliver to the Company, within thirty (30) days (or forty-five (45) days if such longer period is required under applicable law) after the effective date of his Separation from Service under Section 7, a Separation Agreement and General Release in substantially the form attached hereto as Exhibit A (a “General Release”), and such General Release must become effective and enforceable in accordance with its terms following the expiration of any applicable revocation period under federal or state law. If such General Release is not executed and delivered to the Company within the applicable thirty (30)(or forty-five (45))-day period hereunder or does not otherwise become effective and enforceable in accordance with its terms, then no severance benefits will provided Executive under this Section 7.

(g) For purposes of this Agreement, “Separation from Service” shall mean Executive’s cessation of Employee status and shall be deemed to occur at such time as the level of the bona fide services Executive is to perform in Employee status (or as a consultant or other independent contractor) permanently decreases to a level that is not more than twenty percent (20%) of the average level of services Executive rendered in Employee status during the immediately preceding thirty-six (36) months (or such shorter period for which Executive may have rendered such service). Any such determination as to Separation from Service, however, shall be made in accordance with the applicable standards of the Treasury Regulations issued under Section 409A of the Code. For purposes of determining whether Executive has incurred a Separation from Service, Executive will be deemed to continue in “Employee” status for so long as he remains in the employ of one or more members of the Employer Group, subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance. “Employer Group” means the Company and any other corporation or business controlled by, controlling or under common control with, the Company as determined in accordance with Sections 414(b) and (c) of the Code and the Treasury Regulations thereunder, except that in applying Sections 1563(1), (2) and (3) for purposes of determining the controlled group of corporations under Section 414(b), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in such sections and in applying Section 1.414(c)-2 of the Treasury Regulations for purposes of determining trades or businesses that are under common control for purposes of Section 414(c), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in Section 1.4.14(c)-2 of the Treasury Regulations.

8. Full-time Services to the Company.

As a full-time executive employee, the Company requires that Executive devotes his full business time, attention, skills and efforts to the duties and responsibilities of his position. However, Executive will not be precluded from providing services to non-profit organizations or sitting on the board of directors of companies approved by the Board or the Compensation Committee of the Board, so long as such services will not otherwise interfere with Executive’s ability to satisfactorily fulfill his duties and responsibilities to the Company.

9. Tax Withholdings.

Any and all cash compensation and other benefits paid to Executive under this Agreement shall be subject to all applicable tax withholding requirements, and the Company shall make such other deductions as may be required and/or allowed by applicable law and/or as authorized in writing by Executive.

10. Section 409A Delayed Commencement of Benefits.

(a) The severance and other benefits under this Agreement are intended, where possible, to comply with the “short term deferral exception” and the “involuntary separation pay exception” to Code Section 409A. Accordingly, the provisions of this Agreement applicable to the severance benefits described in Section 7 and the determination of the Executive’s Separation from Service due to termination of the Executive’s employment without Cause or the Executive’s resignation for Good Reason shall be applied, construed and administered so that those payments and benefits qualify for one or both of those exceptions, to the maximum extent allowable. However, to the extent any payment or benefit to which the Executive becomes entitled under this Agreement is deemed to constitute an item of deferred compensation subject to the requirements of Code Section 409A, the provisions of this Agreement applicable to that payment or benefit shall be applied, construed and administered so that such payment or benefit is made or provided in compliance with the applicable requirements of Code Section 409A. In addition, should there arise any ambiguity as to whether any other provisions of this Agreement would contravene one or more applicable requirements or limitations of Code Section 409A and the Treasury Regulations thereunder, such provisions shall be interpreted, administered and applied in a manner that complies with the applicable requirements of Code Section 409A and the Treasury Regulations thereunder.

(b) Notwithstanding any provision in this Agreement the contrary, no payment or distribution under this Agreement which constitutes an item of deferred compensation under Section 409A of the Code and becomes payable by reason of the Executive’s termination of employment with the Company will be made to the Executive until the Executive incurs a Separation from Service in connection with such termination of employment. For purposes of this Agreement, each amount to be paid or benefit to be provided to the Executive shall be treated as a separate identified payment or benefit for purposes of Section 409A of the Code. In addition, no payment or benefit which constitutes an item of deferred compensation under Section 409A of the Code and becomes payable by reason of the Executive’s Separation from Service will be made to the Executive prior to the earlier of (i) the first day of the seventh (7th)-month following the date of such Separation from Service or (ii) the date of the Executive’s death, if the Executive is deemed at the time of such Separation from Service to be a specified employee (as determined pursuant to Code Section 409A and the Treasury Regulations thereunder) and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). Upon the expiration of the applicable deferral period, all payments and benefits deferred pursuant to this Section 10(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or provided to the Executive in a lump sum on the first day of the seventh (7th) month after the date of the Executive’s Separation from Service or, if earlier, the first day of the month immediately following the date the Company receives proof of the Executive’s death. Any remaining payments or benefits due under this Agreement will be paid in accordance with the normal payment dates specified herein.

11. Arbitration.

Any dispute, controversy, or claim, whether contractual or non-contractual, between Executive and the Company, unless mutually settled, shall be resolved by binding arbitration in accordance with the Employment Arbitration Rules of Judicial Arbitration and Mediation Service (“JAMS”). Executive and the Company each agree that before proceeding to arbitration, they will mediate disputes before the JAMS by a mediator approved by the JAMS. If mediation fails to resolve the matter, any subsequent arbitrator shall be conducted by an arbitration approved by the JAMS and mutually acceptable to Executive and the Company. All disputes, controversies, and claims shall be conducted by a single arbitrator. If Executive and the Company are unable to agree on the mediator or the arbitrator, then the JAMS shall select the mediator/arbitrator. The resolution of the dispute by the arbitrator shall be final, binding, non-appealable, and fully enforceable by a court of competent jurisdiction under the Federal Arbitration Act. The arbitration award shall be in writing and shall include a statement of the reasons for the award. The arbitration shall be held in San Francisco, California. The Company shall pay all JAMS, mediation, and arbitrator’s fees and costs.

12. Severability.

If any provision of this Agreement as applied to any party or to any circumstance should be adjudged by a court of competent jurisdiction (or determined by the arbitrator) to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court or determined by the arbitrator, the application of any other provision of this Agreement, or the enforceability or invalidity of this Agreement as a whole. Should any provision of this Agreement become or be deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken, and the remainder of this Agreement shall continue in full force and effect.

13. Miscellaneous.

Executive acknowledges and agrees that in deciding to sign this Agreement he has not relied on any representations, promises or commitments concerning his employment, whether spoken or in writing, made to him by any representative of the Company, except for what is expressly stated in this Agreement, and the Proprietary Information Agreement. This Agreement can only be changed by another written agreement signed by Executive and an authorized representative of the Company and, to be effective, must specifically state that it is intended to alter or modify this Agreement. Except as provided for herein, this Agreement and the Proprietary Information Agreement consist of the entire agreement between the parties and supersede and replace any prior verbal or written agreements between Executive and the Company.

This Agreement shall be construed and interpreted in accordance with the laws of the State of California. Each provision of this agreement is severable from the others, and if any provision hereof shall be to any extent unenforceable, it and the other provisions shall continue to be enforceable to the full extent allowable, as if such offending provision had not been a part of this Agreement.

SANGAMO BIOSCIENCES, INC.

By:	/s/ Edward O. Lanphier II
Edward O. Lanphier II Chief Executive Officer

/s/ H. Ward Wolff
H. Ward Wolff

EXHIBIT A

GENERAL SETTLEMENT AND RELEASE AGREEMENT

PURSUANT TO SECTION 7(F) OF THE EMPLOYMENT AGREEMENT BETWEEN SANGAMO BIOSCIENCES, INC. AND H. WARD WOLFF, EXECUTION OF A GENERAL SETTLEMENT AND RELEASE AGREEMENT, IN SUBSTANTIALLY THE SAME FORM AS THIS EXHIBIT A IS A CONDITION TO MR. WOLFF’S RECEIPT OF CERTAIN PAYMENTS AND BENEFITS PURSUANT TO SECTION 7 OF SUCH AGREEMENT. THIS DOCUMENT IS INTENDED AS A FORM OF THE GENERAL SETTLEMENT AND RELEASE AGREEMENT AND MUST BE FINALIZED BY SANGAMO BIOSCIENCES, INC. PRIOR TO EXECUTION.

GENERAL SETTLEMENT AND RELEASE AGREEMENT

This General Settlement and Release Agreement (the “Agreement”) is by and between Sangamo BioSciences, Inc., for itself and for all of its affiliated, related, parent and direct and indirect subsidiary companies, joint venturers and partnerships, successors and permitted assigns and each of them (collectively, the “Company”), on the one hand, and H. Ward Wolff for himself, and his agents, representatives, heirs and assigns (the “Executive”), on the other hand.

1. Payments. In full and complete consideration for the Executive’s promises and undertaking set forth in this Agreement, following the eighth (8th) day following receipt by the Company of a fully executed General Settlement and Release Agreement from the Executive, the Company will provide the Executive the consideration, if any, to which the Executive is entitled pursuant to the Amended and Restated Employment Agreement between the parties, dated December 15, 2011, at the times specified in Section 7 of that Agreement unless the signature on this Agreement is revoked pursuant to Section 8 below.

2. Release of Known and Unknown Claims.

(a) It is understood and agreed by the parties to this Agreement that in consideration of the mutual promises and covenants contained in this Agreement, and after consultation with counsel, the Executive irrevocably and unconditionally releases and forever discharges the Company, its parent, subsidiary and affiliated companies, and all of their past and present officers, directors, employees, agents and assigns (collectively, the “Released Parties”), from any and all causes of action, claims, actions, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character, which the Executive may have against the Company or any of the Released Parties, or any of them, by reason of or arising out of, touching upon or concerning the Executive’s employment, separation of his employment and reapplication for employment with the Company, or any statutory claims, or any and all other matters of whatever kind, nature or description, whether known or unknown, occurring prior to the date of the execution of this Agreement. The Executive acknowledges that this release of claims specifically includes, but is not limited to, any and all claims for fraud; breach of contract; breach of the implied covenant of good faith and fair dealing; inducement of breach; interference with contractual rights; wrongful or unlawful discharge or demotion; violation of public policy; sexual assault and battery; invasion of privacy; intentional or negligent infliction of emotional distress; intentional or negligent misrepresentation; conspiracy; defamation; unlawful effort to prevent employment; discrimination or harassment on the basis of age, race, color, sex, gender, national origin, ancestry, religious creed, physical or mental disability, medical condition, marital status, sexual orientation, genetic information or characteristics, or any other basis protected by applicable law; any claim under: Title VII of the Civil Rights Act of 1964 (“Title VII”); the Americans With Disabilities Act of 1990 (“ADA”); the Age Discrimination in Employment Act of 1967 (“ADEA”); the Employee Retirement Income Security Act of 1974 (“ERISA”); the Equal Pay Act of 1963 (“EPA”); the Fair Labor Standards Act (“FLSA”); the Consolidated Omnibus Budget Reconciliation Act (“COBRA”); the Worker Adjustment and Retraining

Notification Act (“WARN”); the Occupational Safety and Health Act (“OSHA”); the Lilly Ledbetter Fair Pay Act of 2009 (“Fair Pay Act”); the California Fair Employment and Housing Act (“FEHA”); the California Labor Code; and CalOSHA, or any other wrongful conduct, based upon events occurring prior to the date that this Agreement is executed by the Executive. Notwithstanding anything to the contrary herein, this Agreement shall not release the Executive’s right, if any, to claims he may have for: (i) indemnification pursuant to the bylaws of the Company or insurance policies of the Company, for any claims arising out of the Executive’s conduct as an employee or officer of the Company during his employment, (ii) unemployment, state disability and/or paid family leave insurance benefits pursuant to the terms of applicable state law, (iii) continuation of existing participation in Company-sponsored group health benefit plans under COBRA and/or an applicable state counterpart law, (iv) any benefit entitlements that are vested as of the Executive’s termination date pursuant to the terms of a Company-sponsored benefit plan governed by ERISA, (v) stock and/or vested option shares pursuant to the written terms and conditions of the Executive’s existing stock option grants and agreements, existing as of his termination date, (vi) violation of any federal, state or local statutory and/or public policy right or entitlement that, by applicable law, is not waivable, and (vii) any wrongful act or omission occurring after the date the Executive signs this Agreement.

(b) The Executive represents and warrants that he has not assigned or subrogated any of his rights, claims or causes of action, including any claims referenced in this Agreement, or authorized any other person or entity to assert such claims on his behalf, and he agrees to indemnify and hold harmless the Company and each of the Released Parties against any assignment of said rights, claims and/or causes of action.

3. Waiver of Unknown Claims.

(a) The Executive does hereby expressly waive and relinquish all rights and benefits afforded to him under law, and does so understanding and acknowledging the significance and consequences of such a waiver.

(b) Releases of Unknown Claims/Waiver of Civil Code Section 1542. The parties agree that this Agreement is a full and final release of any and all claims and the Executive expressly waives the benefit of Section 1542 of the California Civil Code, which provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

(c) The Executive acknowledges and understands that he is being represented in this matter by counsel, and he expressly acknowledges and agrees that this Agreement is intended to include in its effect, without limitation, all claims which he does not know or suspect to exist at the time of the execution of this Agreement, and that this Agreement contemplates the extinguishment of those claims.

(d) The Executive acknowledges and agrees that he may later discover facts different from or in addition to those he now knows or believes to be true in entering into this Agreement. The Executive agrees to assume the risk of the possible discovery of additional or different facts, including facts which may have been concealed or hidden, and agrees that this Agreement shall remain effective regardless of such additional or different facts. The Executive further acknowledges and agrees that neither the Company nor any of the other Released Parties had any duty to disclose any fact to him prior to the execution of this Agreement.

4. Government Agency Claims Exception. Nothing in Section 2 above, or elsewhere in this Agreement, prevents or prohibits the Executive from filing a claim with a government agency, such as the U.S. Equal Employment Opportunity Commission, that is responsible for enforcing a law on behalf of the government. However, the Executive understands that he may only seek and receive non-personal forms of relief through any such claim unless otherwise provided by law.

5. Non-Admission of Liability. The Executive expressly recognizes that this Agreement shall not in any way be construed as an admission by the Company or any of the other Released Parties of any unlawful or wrongful acts whatsoever against the Executive or any other person or entity. The Company and each of the Released Parties expressly denies any violation of any policy or procedure, or of any state or federal law or regulation. The Company and each of the Released Parties also specifically denies any liability to or wrongful acts against the Executive, or any other person, on the part of themselves or any other employees or agents of the Company. This Agreement shall not be admissible in any proceeding as evidence of or any admission by the Company of any violation of any law or regulation or wrongful act. This Agreement may, however, be introduced in any proceeding to enforce this Agreement.

6. No Filing of Claims. The Executive specifically represents that he has no pending complaints or charges against the Company or any of the other Released Parties with any state or federal court or any local, state or federal agency, division or department based on any events occurring prior to the date of execution of this Agreement.

7. Advice of Counsel. The Executive acknowledges that he has been given twenty-one days (21) to seek the advice of counsel and to consider the effects of this Agreement upon his legal rights (the “Consideration Period”). To the extent that the Executive has signed the Agreement without obtaining the advice of counsel or before expiration of the Consideration Period, the Executive acknowledges that he has done so voluntarily with a full understanding of the Agreement and its effect upon his legal rights. Any discussion between the Executive and the Company or any of the Released Parties concerning the terms and conditions of this Agreement does not extend the Consideration Period.

8. Revocation Period. The Executive acknowledges that he has been informed that, after he signs this Agreement, he has the right to revoke his signature for a period of seven days (7) from the date that he signs the Agreement. To be effective, the revocation must be in writing, signed by the Executive, and delivered to Vice President of Human Resources at 501 Canal Boulevard, Point Richmond Technology Center, Richmond, California 94804 before the close of business on the seventh day (7th) day following the date the Executive signs this Agreement. The Executive acknowledges and agrees that the Company has no obligation to comply with the terms of this Agreement until the Revocation Period has expired without revocation, at which time this Agreement will become effective and enforceable.

9. Nondisparagement. The Executive agrees that he will not disparage the Company or any of the Released Parties, or their products, services, officers, directors, employees, with any written or oral statement and the Company agrees that it will not disparage the Executive.

10. Confidentiality. The Executive consents and agrees that he will not, at any time, disclose the existence of this Agreement, the terms of his severance benefits and/or the alleged facts or circumstances giving rise to any actual or alleged claims to any person, firm, company, association, or entity or the press or media for any reason or purpose whatsoever, other than to his attorney, his immediate family and to his accountant or financial advisor for tax purposes. If the Executive is served with any subpoena, court order, or other legal process seeking disclosure of any such information, the Executive shall promptly send to the Company, within forty-eight (48) hours, via facsimile at (510) 970-_____, such subpoena, court order, or other legal process so that the Company may exercise any applicable legal remedies. The Executive agrees and acknowledges that a violation of this paragraph by the Executive shall be a material breach of this Agreement.

11. Delivery of Documents. The Executive represents and warrants that he has not removed any documents, records or other information, including any such documents, records or information that are or were electronically stored, from the premises of the Company. The Executive acknowledges that such documents, records and other information are the exclusive property of the Company or its subsidiaries or affiliates.

12. Remedies For Breach Of This Agreement.

(a) Injunctive Relief. In the event of a breach of the provisions of this Agreement, the Executive agrees that any remedy at law for any breach or threatened breach of the provisions of such paragraphs and the covenants set forth therein, will be inadequate and, accordingly, each party hereby stipulates that the other is entitled to obtain injunctive relief for any such breaches or threatened breaches (without the necessity of posting a bond). The injunctive relief provided for in this paragraph is in addition to, and is not in limitation of, any and all other remedies at law or in equity otherwise available to the applicable party.

(b) Remedies Cumulative. The remedies in this paragraph are not exclusive, and the parties shall have the right to pursue any other legal or equitable remedies to enforce the terms of this Agreement.

(c) Governing Law; Consent to Jurisdiction. This Agreement shall be deemed to be a contract made under, and shall be construed in accordance with, the laws of the State of California, without giving effect to conflict of laws principles thereof. All questions concerning the construction, validity, and interpretation of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of California, without giving effect to any choice of law or conflict of law provision that would cause the application of the laws of any jurisdiction other than the State of California. Each of the parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of

California or the United States District Court for the Northern District of California for any litigation, proceeding or action arising out of or relating to this Agreement (and agrees not to commence any litigation, proceeding or action relating thereto except in such courts). Each of the parties hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation, proceeding or action arising out of this Agreement or thereby in the courts of the State of California or the United States District Court for the Northern District of California and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation, proceeding or action brought in any such court has been brought in an inconvenient forum.

13. Counsel. The parties hereby acknowledge that they have had the reasonable opportunity to consult with attorneys of their own choice concerning the terms and conditions of this Agreement, that they have read and understand this Agreement, that they are fully aware of the contents of this Agreement and that they enter into this agreement freely and knowingly and with a full understanding of its legal effect.

14. Entire Agreement. This is the entire agreement between the Executive and the Company with respect to the subject matter hereof and the Agreement supersedes any previous negotiations, agreements and understandings. The Executive acknowledges that he has not relied on any oral or written representations by the Company (or its counsel) or any of the other Released Parties to induce him to sign this Agreement, other than the terms of this Agreement. No modifications of this Agreement can be made except in writing signed by the Executive and the Company.

15. Section 409A. It is the intention of the parties that the provisions of this Agreement comply with the requirements of Section 409A of the Internal Revenue Code (“Section 409A”) and the Treasury Regulations thereunder. Accordingly, to the extent there is any ambiguity as to whether one or more provisions of this Agreement would otherwise contravene the applicable requirements or limitations of Section 409A, then those provisions shall be interpreted and applied in a manner that does not result in a violation of the applicable requirements or limitations of Section 409A and the Treasury Regulations thereunder. In no event may the Executive, directly or indirectly, designate the calendar year of a payment.

16. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under existing or future laws effective during the term of this Agreement, such provisions shall be fully severable, the Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

17. Ambiguities. Attorneys for both parties have participated in the negotiation of this Agreement and, thus, it is understood and agreed that the general rule that ambiguities are to be construed against the drafter shall not apply to this Agreement. In the event that any language of this Agreement is found to be ambiguous, each party shall have an opportunity to present evidence as to the actual intent of the parties with respect to any such ambiguous language.

18. Waiver. No waiver by any party of any breach of any term or provision of this Agreement shall be a waiver of any preceding, concurrent or succeeding breach of this Agreement or of any other term or provision of this Agreement. No waiver shall be binding on the part of, or on behalf of, any other party entering into this Agreement.

19. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

THE SIGNATORIES HAVE CAREFULLY READ THIS ENTIRE AGREEMENT. ITS CONTENTS HAVE BEEN FULLY EXPLAINED TO THEM BY THEIR ATTORNEYS. THE SIGNATORIES FULLY UNDERSTAND THE FINAL AND BINDING EFFECT OF THIS AGREEMENT. THE ONLY PROMISES MADE TO ANY SIGNATORY ABOUT THIS AGREEMENT, AND TO SIGN THIS AGREEMENT, ARE CONTAINED IN THIS AGREEMENT. THE SIGNATORIES ARE SIGNING THIS AGREEMENT VOLUNTARILY.

PLEASE READ CAREFULLY.

THIS SETTLEMENT AGREEMENT AND GENERAL RELEASE

INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS AND OF ANY

RIGHTS OR CLAIMS ARISING UNDER THE AGE DISCRIMINATION IN

EMPLOYMENT ACT OF 1967

IN WITNESS WHEREOF, the parties have executed this General Settlement and Release

Agreement on the dates set forth below.

SANGAMO BIOSCIENCES, INC.:

DATE:

EXECUTIVE:

DATE:

17